Exhibit 4.19

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED
INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT
MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR
CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Equity Transfer Agreement for Shenzhen Yiqi Culture Co., Ltd.

This “Equity Transfer Agreement for Shenzhen Yiqi Culture Co., Ltd.” (this “Agreement”) is entered into by and among the following parties on March 21, 2025 (the “Execution Date”):

(1)	Transferor 1: Siyan Zheng, a citizen of the People’s Republic of China, with Chinese Citizen ID No.: [***];

(2)	Transferor 2: Feng Xian, a citizen of the People’s Republic of China, with Chinese Citizen ID No.: [***];

(3)	Transferor 3: Huiyu Zhan, a citizen of the People’s Republic of China, with Chinese Citizen ID No.: [***] (the “Founder”);

(4)	Transferor 4: Shenzhen Zhongqingwenli Culture Industry Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Unit 02, Semi-underground 1st Floor, Building B, Tower 1, Yiye Plaza, No. 3076 Qiaoxiang Road, Xiang’an Community, Xiangmihu Street, Futian District, Shenzhen (“Shenzhen Zhongqingwenli”);

(5)	Transferor 5: Hainan Hongchuanyuan Lanshan Venture Investment Fund Partnership (Limited Partnership), a limited partnership duly established and validly existing under the laws of China, with its registered address at Unit 22-03-45, Zone 3, South Building 6, Asia-Pacific Financial Town, Haitang District, Sanya City, Hainan Province (“Hainan Hongchuanyuan”, together with Siyan Zheng, Feng Xian, Huiyu Zhan and Shenzhen Zhongqingwenli, collectively referred to as the “Transferors”);

(6)	Transferee: Shenzhen Chaowan World Information Technology Co., Ltd., a limited liability company duly organized and validly existing under the laws of China, with its registered address at 18H, Microsoft Ketong Building, No. 55 Gaoxin Nanjiudao, Gaoxin District Community, Yuehai Street, Nanshan District, Shenzhen (the “Transferee” or the “Investor”); and

(7)	Shenzhen Yiqi Culture Co., Ltd., a limited liability company duly organized and validly existing under the laws of China, with its registered address at Unit 1407, Phase II, Qianhai Shimao Financial Center, No. 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (the “Company”);

(8)	Shenzhen Heguangtongchen Venture Capital Services Partnership (Limited Partnership), a limited partnership duly established and validly existing under the laws of China, with its registered address at Unit 1407, Phase II, Qianhai Shimao Financial Center, No. 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (“Shenzhen Heguangtongchen”);

(9)	Shenzhen Haoduoxiaohuoban Venture Capital Services Partnership (Limited Partnership), a limited partnership duly established and validly existing under the laws of China, with its registered address at 2C-215T, 2nd Floor, Building 213, Tairan Technology Park, Tairan 6th Road, Tian’an Community, Shatou Street, Futian District, Shenzhen (“Shenzhen Haoduoxiaohuoban”, together with Huiyu Zhan, Shenzhen Zhongqingwenli, and Shenzhen Heguangtongchen, collectively referred to as the “Founding Shareholders”, and the Founding Shareholders together with the Group Companies (as defined below) are collectively referred to as the “Company Parties”);

Each of the above parties is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	As of the Execution Date, the registered capital of the Company is RMB 11,002,114.73.

2.	The Company, the Founding Shareholders, Shenzhen Chaowan World Information Technology Co., Ltd., Nanjing Shangde Hehua Equity Investment Partnership (Limited Partnership), Peng Li, Dong Xie and other relevant parties entered into an Capital Increase Agreement for Shenzhen Yiqi Culture Co., Ltd. on December 30, 2024 (the “Prior Capital Increase Agreement”).

3.	As of the Execution Date, the Transferors collectively hold equity interests in the Company corresponding to RMB 6,430,270.10 in registered capital (representing 58.44577% of the current total registered capital of the Company). The Transferors agree to transfer to the Transferee, and the Transferee agrees to acquire from the respective Transferors, equity interests in the Company corresponding to an aggregate of RMB 3,667,371.58 in registered capital (representing 33.33333% of the current total registered capital of the Company) (the “Target Equity”), in each case, on the terms and conditions set forth herein (collectively, the “Equity Transfer”).

4.	The Company, the Founder, and the Transferee entered into a Debt-to-Equity Conversion Agreement for Shenzhen Yiqi Culture Co., Ltd. on March 21, 2025, pursuant to which the Transferee will acquire a 5% equity interest in the Company (corresponding to RMB 513,432 in registered capital of the Company) held by the Founder for a consideration of RMB 10 million, and the principal amount of RMB 10 million under the convertible note agreement shall be fully converted into the aforementioned equity transfer consideration (the “Debt-to-Equity Conversion”).

NOW, THEREFORE, through friendly consultation, the Parties hereby agree as follows:

ARTICLE 1 GENERAL PROVISIONS

1.1	Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

“Equity Transfer” shall have the meaning set forth in the preamble.

“Industrial and Commercial Change Registration” means the registration or filing required to be completed by the Company with the relevant Chinese market supervision administration authorities for the Equity Transfer, including, without limitation, the registration of the Transferee as a shareholder, the filing of the Investor Director (as defined below) as a director of the Company, and the filing of the amended articles of association of the Company with the market supervision administration authorities.

“Affiliate” or “Affiliated Party”, with respect to any natural person, means his/her immediate family members (i.e., such natural person’s parents, spouse, siblings and their spouses, children and their spouses), the trustee of any trust of which such natural person and/or his/her immediate family members are beneficiaries or grantors, and any other entity directly or indirectly, individually or jointly, Controlled by such natural person and/or his/her immediate family members; with respect to any entity other than a natural person, means any other entity that Controls such entity, is Controlled by such entity, or is under common Control with such entity. “Control” in the preceding definition means the direct or indirect ownership of at least 50% of the voting power in the decision-making body of the other party. Notwithstanding the foregoing, with respect to the Transferee, if the Transferee is an investment fund or its subsidiary, its “Affiliates” shall also include the management company of the Transferee or the investment fund to which it belongs and any other investment fund managed by such management company (and/or the subsidiaries of such other investment funds);

“Closing Date” shall have the meaning set forth in Section 2.2 of this Agreement.

“Transaction Documents” means the relevant legal documents entered into by the Parties hereto for the purpose of governing the Equity Transfer, including but not limited to this Agreement and the ancillary and supplementary documents related to the Equity Transfer.

“Encumbrance” means any form of encumbrance that has been created and has a material adverse effect on the object or right to which it relates, including, without limitation, any mortgage, pledge, lien, or other right or claim of a third party.

“Tax” or “Taxes” means any national, local, foreign or other kind of income tax, value-added tax, consumption tax, customs duty, stamp duty or any other type of tax, levy, impost, duty, charge, assessment or fee of any kind (whether payable directly or by withholding) levied by any tax authority, and any interest, penalty, surcharge or other expenses in connection therewith.

“Governmental Authority” means any nation or government, any province, autonomous region, municipality or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group Companies” means Shenzhen Yiqi Culture Co., Ltd., Dongguan Yiqiwan Culture Industry Co., Ltd., Shenzhen Huiyu Design Culture Co., Ltd., Shenzhen Yiqiwan Culture Industry Co., Ltd., Beijing Yiqi Culture Co., Ltd., and any entities already established or to be established or acquired in the future in which the foregoing entities directly or indirectly (including but not limited to through arrangements involving a third-party nominee) hold a controlling interest (including, without limitation, subsidiaries, branches, partnerships, offices, or other forms of organizations).

1.2	Interpretation. For purposes of this Agreement, unless the context otherwise requires:

(i)	“Person” shall be construed as including any individual, firm, company, corporation, other incorporated or unincorporated body, government, state or agency of a state, any joint venture, association, partnership or employees’ representative body (in each case whether or not having separate legal personality).

(ii)	“Law”, unless otherwise specified, with respect to China, means all laws, regulations, rules, decrees, judicial interpretations, and legally binding guidelines, written opinions, written notices, correspondence, orders, decrees or other restrictive provisions of any Governmental Authority within its jurisdiction; “Applicable Law” means, with respect to any Person, the publicly available, effective and applicable laws, regulations, rules, decrees, judicial interpretations, and legally binding guidelines, written opinions, written notices, correspondence, orders, decrees or other restrictive provisions of any Governmental Authority that are applicable to or binding upon such Person or any of its properties.

(iii)	“Third Party” means any Person other than the Parties to this Agreement.

(iv)	“Business Day” means any day on which banks in China are generally open for business, excluding Saturdays, Sundays and statutory holidays in China.

(v)	“Day” means a calendar day; provided, however, that if any action is required to be taken or obligation is to be performed on any non-Business Day (i.e., any Saturday, Sunday or public holiday in China), then such action or obligation may be postponed until the next Business Day.

(vi)	References to an Article, Section, paragraph or Appendix are, unless otherwise stated, references to an Article, Section, paragraph or Appendix of this Agreement.

(vii)	The headings and titles used in the table of contents and the Articles and Sections of this Agreement are for convenience of reference only and do not affect the construction or interpretation of the relevant provisions.

ARTICLE 2 EQUITY TRANSFER

2.1	The Equity Transfer. Subject to the terms and conditions set forth herein, the Transferee agrees to purchase from the respective Transferors, and the Transferors agree to sell to the Transferee, their respective equity interests in the Company at the following agreed transfer consideration (the “Equity Transfer Consideration”):

(a)	The Transferee agrees to purchase from Siyan Zheng, and Siyan Zheng agrees to transfer to the Transferee, her equity interest in the Company corresponding to RMB 110,021.15 in registered capital (representing 1.00000% of the current total registered capital of the Company) for an Equity Transfer Consideration of RMB 3,000,000;

(b)	The Transferee agrees to purchase from Feng Xian, and Feng Xian agrees to transfer to the Transferee, his equity interest in the Company corresponding to RMB 55,010.57 in registered capital (representing 0.50000% of the current total registered capital of the Company) for an Equity Transfer Consideration of RMB 1,500,000;

(c)	The Transferee agrees to purchase from Huiyu Zhan, and Huiyu Zhan agrees to transfer to the Transferee, his equity interest in the Company corresponding to RMB 1,187,492.30 in registered capital (representing 10.79331% of the current total registered capital of the Company) for an Equity Transfer Consideration of RMB 32,380,030;

(d)	The Transferee agrees to purchase from Shenzhen Zhongqingwenli, and Shenzhen Zhongqingwenli agrees to transfer to the Transferee, its equity interest in the Company corresponding to RMB 1,728,434.84 in registered capital (representing 15.71002% of the current total registered capital of the Company) for an Equity Transfer Consideration of RMB 47,129,970;

(e)	The Transferee agrees to purchase from Hainan Hongchuanyuan, and Hainan Hongchuanyuan agrees to transfer to the Transferee, its equity interest in the Company corresponding to RMB 586,412.72 in registered capital (representing 5.33000% of the current total registered capital of the Company) for an Equity Transfer Consideration of RMB 15,990,000.

The equity structure of the Company as of the Execution Date and upon completion of the Equity Transfer is set forth in Part I and Part II of Appendix I, respectively.

2.2	Payment of the Equity Transfer Consideration.

(a)	With respect to each of the equity transfers described in Sections 2.1(a), (b), (c), (d), and (e) of this Agreement, and subject to the fulfillment or written waiver by the Transferee of all closing conditions set forth in Section 4.1 of this Agreement:

the Transferee for such equity transfer:

(i) shall, within twelve (12) Business Days after the date on which all closing conditions set forth in Section 4.1 are fulfilled or expressly waived in writing by the Transferee, or within such other period as agreed by the relevant Transferor and the Transferee, pay eighty percent (80%) of the Equity Transfer Consideration payable by it (the “First Installment”) to the following bank account designated by the relevant Transferor (the “Transferor Account”):

a)	The First Installment payable by the Transferee to Transferor Siyan Zheng shall be RMB 2,400,000;

b)	The First Installment payable by the Transferee to Transferor Feng Xian shall be RMB 1,200,000;

c)	The First Installment payable by the Transferee to Transferor Huiyu Zhan shall be RMB 25,904,024;

d)	The First Installment payable by the Transferee to Transferor Shenzhen Zhongqingwenli shall be RMB 37,703,976;

e)	The First Installment payable by the Transferee to Transferor Hainan Hongchuanyuan shall be RMB 12,792,000;

(ii) shall, within twelve (12) Business Days after the date on which (a) the Transferee receives the tax payment certificates evidencing the completion of individual income tax payment for this Equity Transfer by the Transferors (for the avoidance of doubt, with respect to Shenzhen Zhongqingwenli and Hainan Hongchuanyuan, this closing condition refers to Transferors Siyan Zheng, Feng Xian, and Huiyu Zhan having provided the Transferee with their individual income tax payment certificates. Hainan Hongchuanyuan undertakes to complete the tax filing procedures for the Equity Transfer Consideration received by it in accordance with the law and to provide the Transferee with its enterprise income tax payment certificate within three (3) Business Days after completing its 2025 annual tax filing and payment. Shenzhen Zhongqingwenli undertakes to complete the tax filing procedures for the Equity Transfer Consideration received by it in accordance with the law and to provide the Transferee with its enterprise income tax payment certificate within three (3) Business Days after completing its 2025 annual final settlement); and (b) the Company has completed the Industrial and Commercial Change Registration for the Equity Transfer, as evidenced by the relevant documentation, or within such other period as agreed by the relevant Transferor and the Transferee, pay twenty percent (20%) of the Equity Transfer Consideration payable by it (the “Second Installment”) to the Transferor Account:

a)	The Second Installment payable by the Transferee to Transferor Siyan Zheng shall be RMB 600,000;

b)	The Second Installment payable by the Transferee to Transferor Feng Xian shall be RMB 300,000;

c)	The Second Installment payable by the Transferee to Transferor Huiyu Zhan shall be RMB 6,476,006;

d)	The Second Installment payable by the Transferee to Transferor Shenzhen Zhongqingwenli shall be RMB 9,425,994;

e)	The Second Installment payable by the Transferee to Transferor Hainan Hongchuanyuan shall be RMB 3,198,000;

[***] ( List of bank account information)

(b)	The relevant Transferor shall provide written confirmation to the Transferee on the same day it receives each payment of the Equity Transfer Consideration. For each equity transfer listed in Section 2.1 of this Agreement, the date on which the relevant Transferor receives the First Installment from the Transferee shall be the “Closing Date” for such equity transfer, and the payment of the First Installment by the Transferee to the relevant Transferor shall be referred to as the “Closing” for such equity transfer. For each equity transfer, provided that the Transferee has paid the corresponding First Installment in accordance with this Section 2.2, the Transferee shall acquire all shareholder rights in the relevant Target Equity from the Closing Date.

(c)	The Company shall issue and/or deliver the following documents to the Transferee on the Closing Date: (A) a capital contribution certificate for the Target Equity, which shall state the following: the Company’s name, date of establishment, registered capital, shareholder’s name, subscribed capital contribution, equity ratio, actual capital contribution amount, date of capital contribution payment, serial number of the capital contribution certificate, and date of issuance, and shall be signed by the legal representative of the Company and affixed with the Company’s seal; (B) a register of shareholders signed by the legal representative of the Company and affixed with the Company’s seal, indicating that the Transferee has full ownership, rights, and interests in the Target Equity purchased under this Agreement and is formally registered as a registered shareholder of the Company.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Transferors.

Each Transferor hereby represents and warrants to the Transferee, severally and not jointly, that the following representations and warranties are true, accurate, complete and not misleading as of the Execution Date and the Closing Date:

(a)	Legal Status and Capacity. Such Transferor is a Chinese citizen or an entity duly organized and validly existing under the laws of China, with full and independent legal status and civil capacity to execute, deliver and perform the Transaction Documents;

(b)	Authorization. As of the Closing Date, such Transferor has taken all necessary actions (including, without limitation, obtaining all required internal approvals and Third Party consents) and has been duly authorized to execute, deliver and perform this Agreement and the other Transaction Documents (if applicable);

(c)	Binding Effect. This Agreement constitutes, upon due execution by the Parties or their authorized representatives, a valid, binding and enforceable obligation of such Transferor;

(d)	Non-Contravention. The execution, delivery and performance by such Transferor of this Agreement and the other Transaction Documents to which it is a party do not and will not violate any Law or any order of any other Governmental Authority, violate its constitutional documents, violate any judgment, ruling, arbitral award, administrative decision or order that is binding on or applicable to it, or violate any document, contract or agreement to which it is a party or by which it or its assets are bound;

(e)	Title to Target Equity. With respect to the Target Equity held by such Transferor and to be transferred to the Transferee, it has fully paid up the registered capital corresponding to such Target Equity in accordance with the Law; it has full and valid title to the Target Equity to be transferred to the Transferee, is the sole legal and beneficial owner thereof, and has the legal right to transfer the Target Equity; there are no trust, agency, or nominee arrangements in place regarding the Target Equity held by the Transferor, and the Target Equity is free and clear of any pledge, mortgage, guarantee or other Encumbrance, and there is no pending, threatened or foreseeable dispute, claim, lawsuit, arbitration, enforcement, administrative proceeding or other legal proceeding in any respect regarding the Target Equity held by it.

3.2	Representations and Warranties of the Transferee.

The Transferee represents and warrants to the Transferors that the following representations and warranties are true, accurate, complete and not misleading as of the Execution Date and the Closing Date:

(a)	Legal Status and Capacity. The Transferee is an entity duly organized and validly existing under the laws of its place of incorporation or a Chinese citizen, with full and independent legal status and civil capacity to execute, deliver and perform the Transaction Documents;

(b)	Authorization. As of the Closing Date, the Transferee has taken all necessary actions (including, without limitation, obtaining all required internal approvals and Third Party consents) and has been duly authorized to execute, deliver and perform this Agreement and the other Transaction Documents (if applicable);

(c)	Binding Effect. This Agreement constitutes, upon due execution by the Parties or their authorized representatives, a valid, binding and enforceable obligation of the Transferee;

(d)	Non-Contravention. The execution, delivery and performance by the Transferee of this Agreement and the other Transaction Documents to which it is a party do not and will not violate any Law or any order of any other Governmental Authority, violate its constitutional documents, violate any judgment, ruling, arbitral award, administrative decision or order that is binding on or applicable to it, or violate any document, contract or agreement to which it is a party or by which it or its assets are bound.

3.3	Representations and Warranties of the Company and the Founding Shareholders

The Company and the Founding Shareholders hereby jointly and severally represent and warrant to the Transferee that the following representations and warranties are true, accurate, complete and not misleading as of the Execution Date and the Closing Date:

(a)	Legal Status. The Founding Shareholders are Chinese citizens or limited partnerships or limited liability companies established under the laws of China, with full civil capacity for rights and civil capacity for conduct, and can independently bear civil liabilities; the Group Companies are all enterprise legal persons duly organized and validly existing under the laws of their respective places of establishment, and can independently bear legal liabilities.

(b)	Due Authorization and Binding Obligation. The execution and performance of this Agreement by the Company and the Founding Shareholders are their true intentions and have been duly authorized by all necessary corporate or other actions, and they are bound by all terms and conditions of this Agreement.

(c)	Non-Contravention. The execution and performance of this Agreement by the Company and the Founding Shareholders will not violate or conflict with their articles of association, internal regulations, contracts with Third Parties, Laws, regulations, approvals or permits from relevant authorities, or court judgments, rulings or orders; the Company Parties have obtained all necessary Third Party consents or authorizations (if any) required for the transactions under the Transaction Documents. No material contracts between any Company Party and any other entity will be terminated or materially affected by the execution or performance of the Transaction Documents.

(d)	Business Licenses and Compliance with Laws. All authorizations, permits, and Third Party consents required from Governmental Authorities for the Group Companies to conduct their current business operations have been obtained, are in full force and effect, and there are no circumstances from the Execution Date to the Closing Date that indicate such authorizations or permits are likely to be revoked. The business scope detailed in the constitutional documents of the Group Companies complies with the requirements of Chinese Law, and the Group Companies strictly conduct their business activities within the business scope stipulated in their constitutional documents and in accordance with Applicable Law. The Company Parties have complied with and performed all obligations stipulated by Applicable Law, have complied with all authorizations and permits applicable to them, and no Company Party has committed any violation of any laws or regulations.

(e)	Third Party Investment Arrangements. The Company Parties have not reached or entered into any agreement or arrangement with any institution or individual that is related to this Agreement or may have any impact on the transaction contemplated hereunder.

(f)	Capital Structure. Except as otherwise disclosed in writing, the capital structure of the Group Companies as registered and filed with the competent registration authorities and as set forth in the constitutional documents and amendments thereof of the Group Companies provided by the Company to the Investor is fully consistent with the information disclosed by the Company to the Investor. Except as otherwise disclosed in writing, the shareholders of the Group Companies have contributed and paid up in full and on time the registered capital of the Group Companies beneficially held by them in accordance with the constitutional documents of the Group Companies. There is no pledge, claim, burden, other restriction or claim on the equity interests of the Group Companies, and there are no undisclosed agreements or arrangements regarding the equity interests of the Group Companies that have not been disclosed to the Investor. All previous capital increases and equity transfers of the Group Companies have complied with laws and regulations, the corresponding capital increase payments and equity transfer consideration have been fully paid by the relevant parties, and all Taxes involved in the previous equity transfers have been paid in accordance with the law. Except as otherwise disclosed in writing, the Group Companies have not granted any restricted equity, options or similar rights to any employee of the Group Companies or any other person.

(g)	Intellectual Property. The Group Companies lawfully own or have the licensed use rights, interests, and rights in the intellectual property necessary to conduct their principal business. Except as otherwise disclosed in writing, the Group Companies do not need to use any intellectual property in which any Third Party has any right, title, or interest to conduct their principal business, and the continued operation of such business by the Group Companies does not violate any license agreements entered into by the Group Companies or infringe upon any rights of any Third Party. The Group Companies have not infringed or unlawfully used any intellectual property in which any Third Party has any right, title, or interest, nor have they licensed or permitted any Third Party to use any of the Group Companies’ intellectual property. There are no pending or, to the knowledge of the Company Parties, threatened claims, disputes, litigations, or arbitrations requiring the Group Companies to compensate for the infringement of any Third Party’s intellectual property, trade secrets, proprietary information, or other similar rights. There is no known infringement by any Third Party of the intellectual property lawfully owned by the Group Companies. The employment of the Founding Shareholders, key employees, and relevant R&D employees of the Group Companies by the Group Companies and their engagement in the business activities of the Group Companies do not violate any contracts they have signed or any binding commitments (including, without limitation, confidentiality obligations, intellectual property assignment commitments, and non-competition obligations), and will not constitute an infringement of the legal rights of their former employers, current employers, or other intellectual property right holders, and there are no pending or potential disputes or controversies with their former and/or current employers.

(h)	The financial statements or bank statements provided by the Group Companies to the Investor, prepared in accordance with Chinese Accounting Standards for Business Enterprises (or financial data and information provided in other manners acceptable to the Investor), completely, accurately and fairly reflect the financial position of each Group Company as of February 28, 2025 (the “Financial Statement Date”), and are consistent with the books, vouchers and financial records of the Group Companies. All payments made by or on behalf of the Group Companies have been properly recorded in accordance with the law. All accounts receivable and accounts payable of the Group Companies are genuine and valid. The Group Companies do not have any accumulated liabilities or contingent liabilities exceeding RMB 100,000 (the “Material Liabilities and Contingent Liabilities”) that should be disclosed but have not been disclosed in their financial statements (or notes thereto) according to the accounting standards applicable to them, nor do they have any Material Liabilities and Contingent Liabilities that are not required to be disclosed under the applicable accounting standards but have or may have a material adverse effect on the financial condition or business operations of the Group Companies.

(i)	Employees. Except as otherwise disclosed in writing, the employment of employees by the Group Companies complies with the Laws applicable to them and their commitments to local government authorities. The Group Companies have paid and/or withheld and paid in full and on time all social insurance, housing provident fund, and other employee benefits payable as stipulated by law and agreement in accordance with Applicable Law. There are no pending labor disputes or controversies between the Group Companies and their current or former employees. The Founder and key employees do not directly or indirectly hold any equity or shares in any entity other than the Group Companies, nor do they hold any position or actually provide any advisory or similar services in any entity other than the Group Companies.

(j)	Taxation. The Group Companies have completed all tax registrations required by Applicable Law. The Group Companies have paid in full and on time all Taxes levied on them or their assets in accordance with the law within the time limits permitted by Applicable Law, and there are no penalties, fines, or late payment surcharges. The issuance and management of invoices by the Group Companies comply with the provisions of Applicable Law. All preferential tax treatments and financial subsidies obtained by the Group Companies have been legally obtained and have not been withdrawn or revoked by the competent government authorities.

(k)	Information Disclosure. All information disclosed by the Company Parties in connection with this Agreement is true, complete and accurate, contains no false or misleading information, and there are no material matters that should have been disclosed but were omitted to be disclosed.

The Company and the Founding Shareholders, jointly and severally, further undertake that the above representations and warranties shall remain true, accurate, complete and not misleading as of the Closing Date under this Agreement. If, after the Execution Date of this Agreement, any circumstance occurs that causes any representation or warranty of any Company Party to become untrue, inaccurate, incomplete or misleading in any respect, the Company and the Founding Shareholders shall immediately notify the Transferee in writing and take all necessary measures as reasonably required by the Transferee.

ARTICLE 4 CLOSING CONDITIONS

4.1	Conditions Precedent to Transferee’s Payment of Equity Transfer Consideration. The obligation of the Transferee to perform the obligations stipulated in Article 5 of this Agreement is subject to the fulfillment or written waiver by the Transferee of the following conditions:

(a)	All Transaction Documents relating to the Equity Transfer (including, without limitation, this Agreement and the amended articles of association of the Company) have been executed by the relevant parties and this Agreement and the other Transaction Documents have become effective in accordance with their terms;

(b)	The Company and the Founding Shareholders shall have obtained all approvals, consents and waivers necessary to complete the Equity Transfer, including, without limitation, the formal adoption of resolutions/decisions approving the Equity Transfer (the “Company Resolutions”) by the shareholders’ meeting and the board of directors of the Company, the shareholders and directors of Shenzhen Zhongqingwenli, and the partners’ meetings of Shenzhen Heguangtongchen and Shenzhen Haoduoxiaohuoban, and shall have provided copies of such resolutions to the Transferee. The Company Resolutions shall include the following:

(i)	Approval of the Equity Transfer;

(ii)	Approval of the terms, execution and performance of the Transaction Documents; agreement that the board of directors shall consist of four (4) directors, including two (2) directors appointed by Quanzhi Song (“Investor Directors”); and

(iii)	Waiver by the existing shareholders (other than the Transferee) of their right of first refusal, co-sale rights (if applicable), and other similar rights with respect to the Target Equity under this Equity Transfer.

(c)	Such Transferor has fully paid up the registered capital corresponding to the Target Equity it intends to transfer to the Transferee;

(d)	The representations and warranties of the relevant Transferors set forth in Section 3.1 and the representations and warranties of the Company and the Founding Shareholders set forth in Section 3.3 of this Agreement are true, accurate and complete in all material respects and not misleading as of the Execution Date and the Closing Date;

(e)	The Transferee has completed legal, financial and business due diligence investigations of the Company with results satisfactory to the Transferee;

(f)	The Transferee shall have obtained its internal approvals for the Equity Transfer;

(g)	Each Transferor has issued a payment notice to the Transferee in a form satisfactory to the Transferee;

(h)	The Transferors and the Company Parties have fully performed their obligations and responsibilities under this Agreement that are required to be performed prior to the Closing Date;

(i)	There has been no occurrence of any circumstance that has a Material Adverse Effect on the business operations, financial condition or assets, etc., of the Group Companies;

(j)	There is no judgment, ruling, order or injunction of any Applicable Law, court, arbitral tribunal or relevant Governmental Authority that restricts, prohibits or cancels the Equity Transfer, nor is there any pending or threatened litigation, arbitration, judgment, ruling, order or injunction that has had or would reasonably be expected to have a Material Adverse Effect on the Equity Transfer;

(k)	The Company and its shareholders and other relevant parties have entered into transaction documents satisfactory to the Investor regarding the Subsequent Transactions (as defined in the Prior Capital Increase Agreement) and the Debt-to-Equity Conversion (as defined in the Prior Capital Increase Agreement) with the Investor, and the closing conditions under such transaction documents have been satisfied.

4.2	Best Efforts. From the Execution Date until the Closing Date, the Transferors and the Company Parties shall use their best efforts to cause the conditions set forth in this Article 4 to be satisfied as soon as reasonably practicable.

ARTICLE 5 UNDERTAKINGS

5.1	Interim Undertakings

From the Execution Date until the Closing Date, the Company Parties jointly and severally undertake to the Investor as follows:

5.1.1	Operation in Ordinary Course. The Group Companies shall, and the other Company Parties shall cause the Group Companies to, operate their business in the ordinary course and use their best efforts to preserve their business organization intact, maintain their relationships with Third Parties and retain their present officers and employees, and preserve the status quo of all assets and properties owned or used by the Group Companies (ordinary wear and tear excepted).

5.1.2	Provision of Information. During the normal business hours of the Group Companies, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, provide the Investor and its representatives with information regarding the Group Companies as reasonably requested by them, including, without limitation, providing the lawyers and other representatives designated by the Investor with full access to all accounts, records, contracts, technical data, personnel data, management information and other documents of the Group Companies. The Company Parties agree that the Investor has the right to conduct a prudent investigation into the financial, asset and operational conditions of the Group Companies at any time prior to the Closing Date. Furthermore, the Company Parties shall promptly notify the Investor in writing of any breach of this Agreement by any Company Party that has occurred or is anticipated to occur.

The Company Parties shall timely inform the Investor in writing of the following matters and discuss the impact of the following matters on the Group Companies with the Investor, thereby ensuring the stable operation of the Group Companies in a reasonable manner:

(a)	Any change that has or may have a Material Adverse Effect on the equity structure, financial condition, assets, liabilities, business, prospects or operations of the Group Companies;

(b)	The execution of agreements containing non-standard terms (including, without limitation, exclusivity terms, restrictive terms, long-term, onerous terms) and any agreements or proposals, intentions regarding the foregoing; and

(c)	The progress of government approval/registration (if applicable).

5.1.3	Third Party Transactions. The Company Parties shall, and shall cause their Affiliates and advisors and their respective directors, officers and representatives to (a) work exclusively with the Investor and its Affiliates on matters relating to the Equity Transfer; (b) not carry out any other transaction similar to the Equity Transfer or inconsistent with the transactions contemplated by the Transaction Documents (any such transaction referred to as a “Third Party Transaction”); (c) immediately terminate any discussion or negotiation with any person regarding a Third Party Transaction and thereafter not conduct or carry out any discussion or negotiation with any person regarding a Third Party Transaction, nor provide any information to any person regarding a Third Party Transaction; and (d) not encourage any inquiry or proposal regarding a possible Third Party Transaction or take any other action to facilitate such inquiry or proposal. If the Company Parties receive any inquiry from any other party regarding a possible Third Party Transaction, they shall promptly notify the Investor.

5.1.4	Restrictions on Actions. Without limiting the generality of Section 5.1.1 of this Agreement, unless with the prior written consent of the Investor, the Company Parties other than the Group Companies shall, within their respective powers, cause the Group Companies not to take, and the Group Companies shall not take, any of the following actions (except for those actions required by the Equity Transfer):

(a)	Increase, decrease, distribute, issue, acquire, repay, transfer, pledge or redeem any registered capital or equity;

(b)	Take any action that may result in the dilution of the Company equity interest held by the Investor after the Closing, by amending its constitutional documents or through reorganization, merger, sale of equity, consolidation or sale of assets or otherwise;

(c)	Sell, lease, transfer, license or dispose of any assets, except in the ordinary course of business consistent with past practice;

(d)	Incur or create any liabilities, responsibilities, obligations or expenses in an aggregate amount exceeding RMB 100,000 (or equivalent in other currencies), except those incurred in the ordinary course of business;

(e)	Make any capital expenditure exceeding RMB 100,000 (or equivalent in other currencies), except those made in the ordinary course of business;

(f)	Create any Encumbrance on any asset;

(g)	License any intellectual property of the Group Companies to Third Parties, allow any intellectual property of the Group Companies to expire, be abandoned, dedicated or waived, or disclose any material trade secrets, formulas, processes, know-how or other intellectual property of the Group Companies that were not publicly known prior to such disclosure, except as required by law or disclosed under a confidentiality agreement;

(h)	Enter into any material contract outside the ordinary course of business, amend or adjust any material term of any material contract, or agree to terminate any material contract, or amend any contract or agreement to make it a material contract;

(i)	Declare, pay and make any dividend distribution or allocation;

(j)	Enter into any transaction with an Affiliate;

(k)	Implement any acquisition or become a party to any acquisition;

(l)	Establish any subsidiary or acquire any equity or other interest in any other entity;

(m)	Adopt or pass any employee incentive plan of the Group Companies, or grant restricted equity/options to employees or make commitments to grant restricted equity/options;

(n)	Take any other actions that may have actual or potential adverse effects on the transactions under this Agreement or that may have any actual or potential adverse effects on the operation and business of the Group Companies; or

(o)	Agree or commit to take any of the above actions, including, without limitation, signing investment intention letters, commitment letters, or consent letters.

5.2	Post-Closing Undertakings

After the Closing Date, the Company Parties jointly and severally undertake to the Investor as follows (the Founder’s liability for compensation or indemnification to the Investor for breach of such post-closing undertakings shall be limited to the aggregate fair market value of all Company equity interests then directly and/or indirectly held by the Founder (for the avoidance of doubt, the Founder shall then actively liquidate his equity interests at fair market value, and the Investor has the right to require the Founder to sell his equity interests to a bona fide purchaser identified by the Investor), and shall not involve any personal or family property other than the Company equity interests):

5.2.1	Compliance. The Company Parties shall ensure that all actions of the Group Companies comply in all respects with all Applicable Laws, and that any and all necessary permits and licenses of the Group Companies are legal, valid and fully effective. If, according to relevant Applicable Laws or the requirements of government authorities, any matter or activity involved in the principal business requires obtaining relevant business permits, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, take all necessary measures and actions to apply for such business permits in a timely manner.

5.2.2	Intellectual Property. The Group Companies shall ensure the timely acquisition of legal ownership, usage rights, and relevant government registrations for all intellectual property (including, without limitation, patents, trademarks, copyrights, know-how, domain names, and trade secrets) required for their principal business, take adequate measures to protect such intellectual property, and shall ensure not to infringe or unlawfully use any intellectual property in which any Third Party has any right, title, or interest. If the intellectual property involves co-development with a Third Party, the Company shall ensure that it has independent or co-ownership or exclusive usage rights to such intellectual property. If the Company Parties fail to timely obtain the intellectual property related to their principal business or the license to use such intellectual property, or their business operations infringe upon the intellectual property of a Third Party as the rights holder, then (i) the Company Parties shall resolve the issue as soon as possible, and (ii) if any direct or indirect damage is caused to the Investor’s investment interests under this Equity Transfer due to the foregoing circumstances, the Company Parties shall be jointly and severally liable for compensation.

5.2.3	Employment Contracts, Confidentiality Agreements, IP Assignment Agreements and Non-Competition Agreements. After the Equity Transfer, the Group Companies shall enter into employment contracts, confidentiality agreements, intellectual property assignment agreements and non-competition agreements with key employees and other employees requested by the Investor, in form and substance reasonably satisfactory to the Investor, and such contracts shall include confidentiality, non-competition and intellectual property assignment terms satisfactory to the Investor.

5.2.4	Labor, Social Security and Housing Fund. The Group Companies shall, and the other Company Parties shall cause the Group Companies to, continuously make full and timely contributions for all employees to the social insurance and housing provident fund in accordance with the standards prescribed by Applicable Law, and to withhold and pay individual income tax in full and on time in accordance with the law. Whether disclosed or not, if any Group Company is subject to administrative penalties due to illegal or non-compliant practices in labor employment or social security/housing fund contributions, or if any adverse impact on the Company’s future listing arises as a result thereof, the Company Parties shall be responsible for resolving the issue and bearing corresponding compensation liability. If any direct or indirect damage is caused to the Investor’s investment interests under this Equity Transfer as a result thereof, the Company Parties shall provide compensation.

5.2.5	Full-Time Dedication and Non-Competition. The Founder and key employees shall devote their full working time and efforts exclusively to the operation of the Group Companies, and the Founder and key employees shall use their best efforts to promote the development of the Group Companies and seek benefits for the Group Companies. Without the prior written consent of the Investor, the Founder and key employees shall not hold positions, hold concurrent posts in, or provide advisory or similar services to other enterprises. Furthermore, during the period when the Founder and key employees directly or indirectly hold equity in the Company or are employees of the Group Companies, and for a period of two (2) years after they cease to directly or indirectly hold equity in the Company or cease to be employed by the Group Companies (whichever is later), they shall not, directly or indirectly, engage in any business that competes with the principal business of the Group Companies, directly or indirectly hold any interest in any entity that competes with the Group Companies, nor engage in any other activities detrimental to the interests of the Group Companies, including but not limited to:

(a)	Holding a controlling stake, participating as a shareholder, or indirectly controlling any company or other organization engaged in competitive activities (excluding the purchase and holding of no more than 1% of the outstanding shares or other securities of such companies through public stock trading markets);

(b)	Serving as management personnel, employees, or advisors of any company or organization engaged in competitive activities;

(c)	Providing loans to any company or organization engaged in competitive activities;

(d)	Deriving benefits, directly or indirectly, from competitive activities or from companies or other organizations engaged in competitive activities;

(e)	Soliciting, in any form, the customers of the Group Companies, or conducting or attempting to conduct transactions with customers related to the production and sales business of the Group Companies, regardless of whether such customers were customers of the Group Companies before or after the Closing Date;

(f)	Employing, in any form and through any individual or organization directly or indirectly controlled by them or in which they have an interest, any person who has left the Group Companies after the Closing Date (except for individuals who have left for more than two (2) years at that time); and

(g)	Soliciting for employment, in any form, any employee employed by the Group Companies at that time.

Except as otherwise provided by Applicable Law, the Group Companies shall not, and the Company Parties and key employees shall use their best efforts to prevent the Group Companies from, releasing any employee or advisor bound by non-competition, non-solicitation, intellectual property protection or similar restrictive covenants from such obligations, or failing to enforce any such non-competition, non-solicitation, intellectual property protection or similar restrictive covenants against any such employee or advisor.

5.2.6	Employee Incentive Plan. The Company shall formulate an employee incentive plan by July 12, 2025. Such employee incentive plan shall be approved by the Company’s board of directors after the Equity Transfer (which approval shall include the consent of the Investor Directors) before it can be implemented, and such employee incentive plan shall take into account the situation of an offshore restructuring as required by the Investor. The Company Parties shall ensure that the future grant of employee options shall adhere to the principle of not affecting the Company’s future listing. If the Company’s future listing is affected due to the actions of a grantee employee, the Company Parties shall be responsible for resolving the issue. If any direct or indirect damage is caused to the Investor’s investment interests under this Equity Transfer as a result thereof, the Company Parties shall provide compensation.

5.2.7	Corporate Restructuring. If the Company is reorganized into an offshore company holding domestic entities in the future, the rights of the Investor in the offshore company shall include all rights enjoyed by the Investor under this Agreement and all rights customarily enjoyed by the Investor as a shareholder of the offshore company. The Company Parties shall ensure that the rights and interests of the Investor are substantially respected and satisfied during and after the implementation of the offshore restructuring. If such restructuring causes the Investor to incur additional costs or suffer tax basis losses, the Company Parties agree to bear such costs or tax basis losses.

5.2.8	Tax Benefits. The Company Parties shall use their best efforts to ensure that all actions of the Group Companies comply with all applicable tax laws, and that corresponding Taxes are paid in full and on time in accordance with the law. Furthermore, the Group Companies shall, and the other Company Parties shall cause the Group Companies to, use their best commercial efforts to obtain and maintain all preferential tax treatments to which they are entitled in relation to their business.

5.2.9	Capital Contribution. The Company Parties shall cause the shareholders of the Group Companies to complete the payment of the registered capital of the Group Companies in accordance with laws, regulations and the constitutional documents of the Group Companies.

5.2.10	Real Property. The Group Companies shall enter into legal and valid lease contracts for all leased properties used by them, and shall complete the relevant lease registration and filing procedures in accordance with laws and regulations.

ARTICLE 6 TRANSACTION EXPENSES

6.1	Payment of Taxes and Fees. Each Party shall bear all Taxes and fees related to the execution, delivery and performance of this Agreement in accordance with relevant Chinese Laws, and shall pay such Taxes and fees in full and on time as stipulated by Applicable Law.

ARTICLE 7 INDEMNIFICATION

7.1	Indemnification. If any Party (the “Breaching Party”) causes any other Party (the “Non-Breaching Party”) to suffer losses (including direct liabilities, damages, claims, costs and expenses (including reasonable attorney’s fees) arising therefrom, etc.) due to any of the following events, it shall indemnify the Non-Breaching Party for all such losses:

(a)	Any representation, statement or warranty made by the Breaching Party under Section 3.1, 3.2 or 3.3 of this Agreement is untrue or contains a material omission, or the Breaching Party breaches any representation, statement or warranty made by it under such section; or

(b)	The Breaching Party fails to perform or improperly performs any of its obligations under this Agreement (including, without limitation, its relevant obligations and undertakings under Article 5) or fails to comply with any other provisions of this Agreement.

7.2	If any Company Party and/or Transferor breaches any warranty, undertaking, covenant or any other provision under the Transaction Documents, or any representation made by it under the Transaction Documents is untrue, thereby causing the Investor to incur any reasonably incurred costs, liabilities or suffer any losses, then the Group Companies and the Founding Shareholders shall be jointly and severally liable to the Investor for compensation for the above losses (including, without limitation, loss of expected profits by the Investor, Taxes, interest paid or lost by the Investor due to the breach by the Company Parties, and fees for accountants and lawyers hired for this transaction).

7.3	If any event that occurred prior to the Closing Date (including, but not limited to, the following events) or the following events that occur after the Closing Date cause or result in any loss, liability, responsibility, obligation or debt (whether contractual or otherwise) of the Group Companies, any Taxes (including fines and late payment surcharges due to unpaid taxes) or any claim raised by any other party against the Group Companies, thereby causing any Investor to incur any reasonably incurred costs, liabilities or suffer any losses, then the Group Companies and the Founding Shareholders shall be jointly and severally liable to the Investor for compensation for the above losses: (a) the Founder and/or key employees of the Group Companies breach their full-time employment obligations, non-competition obligations, intellectual property assignment commitments, non-solicitation obligations or other obligations to their former or current employers or work units, or have any disputes or controversies with their former or current employers or work units; (b) defects in the capital contribution of the Group Companies’ registered capital or disputes over the ownership of equity; (c) illegal or non-compliant activities (including, but not limited to, violations related to taxation, social insurance, housing provident fund contributions, government subsidies, etc.), breaches of contract or tortious acts by the Company Parties prior to the Closing Date; or (d) the Group Companies’ failure to obtain the intellectual property necessary for their principal business or the occurrence of intellectual property-related disputes.

ARTICLE 8 EFFECTIVENESS AND TERMINATION

8.1	Effectiveness. This Agreement shall become effective upon its formal execution by the Parties and their authorized representatives.

8.2	Termination. This Agreement may be terminated under the following circumstances:

(a)	The Parties unanimously agree in writing to terminate this Agreement;

(b)	If any Party materially breaches its obligations under this Agreement, the Non-Breaching Party shall have the right to terminate this Agreement by notifying the other Parties in writing, and may require the Breaching Party to compensate for its losses or damages in accordance with the provisions of this Agreement; or

(c)	If the closing conditions set forth in Section 4.1 of this Agreement cannot be fulfilled within ninety (90) days after the execution of this Agreement or another date agreed upon by the Parties through consultation, the Transferee shall have the right to terminate this Agreement by notifying the other Parties in writing, specifying the effective date of termination in the notice.

If this Agreement is terminated pursuant to this Section 8.2, no new rights or obligations shall arise for any Party, provided that the rights and obligations of each Party that have accrued up to the date of termination of this Agreement (including compensation liabilities arising from breach of this Agreement) shall not be affected by such termination.

8.3	If this Agreement is terminated by any Party pursuant to Section 8.2 hereof, and if the Transferee has already paid the Equity Transfer Consideration to the Transferor, the Transferor shall refund the full amount of the Equity Transfer Consideration paid by the Transferee to the Transferee within five (5) Business Days (the “Refund Period”) after receiving the written termination notice from the Transferee, without interest; if the refund is not made after the Refund Period, the Transferor shall pay a late payment penalty to the Transferee at a rate of 0.3% per day on the amount not refunded.

8.4	For the avoidance of doubt, if any Transferor terminates and withdraws from this Agreement pursuant to Section 8.2 hereof, the effect of such termination shall not extend to other Transferors, the Company and the Founding Shareholders, and this Agreement shall not be terminated in its entirety, and the other Parties to this Agreement (including, but not limited to, the Transferee and Transferors not involved in the aforementioned matter) shall continue to perform their obligations in accordance with the terms of this Agreement.

ARTICLE 9 CONFIDENTIALITY AND NON-DISCLOSURE

9.1	Confidentiality. The terms and conditions of this Agreement and all appendices hereto, as well as all subsequent amendments and restatements hereof (including the existence of this Agreement, its appendices and such amendments and restatements), shall be deemed confidential information, and except as provided in Sections 9.2 and 9.3, no Party shall disclose such confidential information to any Third Party without the prior written consent of the other Parties.

9.2	Mandatory Disclosure Required by Law. If any Party or its Affiliate has a mandatory obligation under the law (including, without limitation, pursuant to relevant securities laws and regulations) or is required by a competent Governmental Authority to disclose any confidential information regarding the Equity Transfer, or the existence or any term or condition of this Agreement, the Party so required to disclose shall (i) immediately provide the other Parties with written notice stating such fact, and shall use its best efforts to obtain confidential treatment for such information to be disclosed as requested by the other Parties; (ii) make disclosure only to the extent required; and (iii) provide the other Parties with accurate details of any such disclosure.

9.3	Exclusions. The provisions of this Article 9 shall not apply to the following circumstances:

(a)	Disclosure of confidential information to a Party’s Affiliates or its professional advisors for purposes reasonably related to this Agreement or the Equity Transfer;

(b)	Information independently developed by the receiving Party without use of the confidential information, or such confidential information obtained by the receiving Party from a Third Party having the right to disclose it;

(c)	Confidential information that becomes publicly known through no breach of this Agreement by the receiving Party; or

(d)	Mandatory disclosure required by law as set forth in Section 9.2.

9.4	Term of Confidentiality Obligations. The confidentiality obligations of the Parties under this Article 9 shall remain in effect permanently from the effective date of this Agreement and shall survive the termination, suspension, rescission of this Agreement or any Party ceasing to be a party to this Agreement.

ARTICLE 10 GOVERNING LAW AND DISPUTE RESOLUTION

10.1	Governing Law. The formation, validity, interpretation, performance of this Agreement and the resolution of disputes hereunder shall be governed by and construed in accordance with the laws of China.

10.2	Dispute Resolution. Any dispute arising from or in connection with the performance of this Agreement shall be resolved by the Parties through friendly consultations. Any Party shall have the right to submit such dispute to the Shenzhen Court of International Arbitration for arbitration which shall be conducted in accordance with the arbitration rules of such commission in effect at the time of applying for arbitration. The arbitral award is final and binding upon all Parties. The place of arbitration shall be Shenzhen.

10.3	Continued Performance. During the dispute resolution period, the Parties shall continue to enjoy their respective other rights under this Agreement and shall continue to perform their corresponding obligations hereunder.

ARTICLE 11 MISCELLANEOUS

11.1	Use of Name. Unless with the prior written consent of Beijing Liangzizhige, no Party (other than Beijing Liangzizhige) may use, disclose or copy any of the following names for any marketing, advertising or promotional purposes: (i) the name of Beijing Liangzizhige or any of its Affiliates, including but not limited to Beijing Liangzizhige, QuantaSing, QSG, etc.; (ii) the name or likeness of any partner, director or supervisor of Beijing Liangzizhige or its Affiliates; and/or (iii) any name, trademark or logo similar to the foregoing.

11.2	Several, Not Joint, Obligations of Transferors and Transferees. The Parties agree that each Transferor shall have rights and assume obligations under this Agreement severally and not jointly, and the obligations and liabilities of each Transferor hereunder are several and not joint. Any waiver of rights or termination of this Agreement by any Transferor shall only be effective with respect to the rights and obligations of such Transferor and shall not constitute a waiver of rights or termination by other Transferors. Each Transferee shall have rights and assume obligations under this Agreement severally and not jointly, and the obligations and liabilities of each Transferee hereunder are several and not joint. Any waiver of rights or termination of this Agreement by any Transferee shall only be effective with respect to the rights and obligations of such Transferee and shall not constitute a waiver of rights or termination by other Transferees.

11.3	Binding Effect and Non-Assignability. This Agreement shall be binding upon the successors of the Parties, and such successors shall enjoy the relevant rights and assume the relevant obligations. No Party shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

11.4	Waiver. The failure or delay of any Party to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

11.5	Amendment. Any supplement or amendment to this Agreement shall be made in writing and shall become effective only upon execution by the Parties.

11.6	Severability. If any provision of this Agreement is invalid or unenforceable for any reason (including, without limitation, due to conflict with mandatory provisions of Applicable Law), the validity of the other provisions shall not be affected. After good faith consultation among the Parties, such invalid or unenforceable provision may be replaced by a provision that is valid and enforceable and comes closest to the original intention of the Parties.

11.7	Notices. All notices, requests and other communications required under this Agreement shall be in writing. A notice delivered in person shall be deemed effectively given upon receipt by the recipient; a notice sent by mail shall be sent by registered airmail or express delivery, and a notice sent by registered airmail shall be deemed effectively given on the seventh (7th) day after posting, and a notice sent by express delivery shall be deemed effectively given upon receipt by the recipient; a notice sent by email shall be deemed effectively given when the email system shows actual receipt by the recipient:

[***] (List of notice addresses)

Any Party may change its above notice address by notifying the other Parties in writing in accordance with this Section 11.7.

11.8	Entire Agreement. This Agreement and the other Transaction Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede all letters of intent, agreements, commitments, arrangements, communications, statements and/or warranties, etc., previously made by the Parties or any of their responsible persons, employees or representatives in writing or orally with respect to the same subject matter. The Parties agree that, for the purpose of handling the relevant industrial and commercial change registration, the Transferors and the Transferee may separately execute an equity transfer agreement for the Company, provided that if there is any inconsistency between such agreement and this Agreement, the terms of this Agreement shall prevail.

11.9	Language and Counterparts. This Agreement is written in Chinese. The original counterparts of this Agreement are in seven (7) copies, with the Company Parties holding three (3) copies in total and the other Parties holding one (1) copy each. This Agreement may be executed by the Parties in separate counterparts, and each such separately executed counterpart, regardless of how delivered, shall be deemed an original, not a copy. All such counterparts of this Agreement executed by the Parties shall together constitute one and the same instrument.

11.10	For the purpose of submitting the relevant agreement documents for this Equity Transfer to the market supervision administration, tax authorities or other relevant government authorities in accordance with relevant laws and regulations to complete the corresponding government administrative procedures, the Parties agree that the relevant parties shall execute the government document version set forth in Appendix II hereto (for the avoidance of doubt, if the government document version shown in Appendix II needs to be modified at the request of the market supervision administration, the relevant Transferors and Transferee shall separately negotiate and confirm the modifications). The provisions of this Agreement shall be deemed as supplements and/or amendments to the government documents and shall have the same legal effect as the government documents. The government documents and this Agreement together constitute the entire agreement among the Parties with respect to the subject matter hereof; provided, however, that if there is any conflict between the government documents and this Agreement, the provisions of this Agreement shall prevail.

11.11	Appendices. All appendices to this Agreement shall form an integral part hereof.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

Transferors:

Siyan Zheng

Signature：	/s/ Siyan Zheng

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

Transferors:

Feng Xian

Signature：	/s/ Feng Xian

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

Transferors:

Huiyu Zhan

Signature：	/s/ Huiyu Zhan

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

Transferors:

Shenzhen Zhongqingwenli Culture Industry Co., Ltd.

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Legal Representative

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

Transferors:

Hainan Hongchuanyuan Lanshan Venture Investment Fund Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature：	/s/ Xiaoyi Yang
Name:	Xiaoyi Yang
Title:	Representative Designated by the Executive Partner

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

Transferee:

Shenzhen Chaowan World Information Technology Co., Ltd.

_____/s/ Seal ______________

Signature：	/s/ Dong Xie
Name:	Dong Xie
Title:	Authorized Representative

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

Shenzhen Yiqi Culture Co., Ltd.

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Legal Representative

Huiyu Zhan

Signature：	/s/ Huiyu Zhan

Shenzhen Haoduo Xiaohuoban Venture Capital Service Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Representative Designated by the Executive Partner

Shenzhen Heguangtongchen Venture Capital Services Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature：	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Representative Designated by the Executive Partner

APPENDIX I

EQUITY STRUCTURE OF THE COMPANY

APPENDIX II

GOVERNMENT DOCUMENT VERSION

Equity Transfer Agreement